CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Strategic Series of our report dated October 21, 2019, relating to the financial statements and financial highlights, which appears in Franklin Templeton SMACS: Series CH, Franklin Templeton SMACS: Series E, Franklin Templeton SMACS: Series H and Franklin Templeton SMACS: Series I’s Annual Report on Form N-CSR for the period ended August 31, 2019.  We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

December 23, 2019